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SECOND AMENDMENT TO THE
1996 NONQUALIFIED STOCK OPTION PLAN
OF SHEARWATER POLYMERS, INC.

    THIS SECOND AMENDMENT TO THE 1996 NONQUALIFIED STOCK OPTION PLAN (the "Second Amendment") of Shearwater Polymers, Inc., an Alabama corporation (the "Company"), is made effective February 26, 2000 (the "Effective Date").

W I T N E S S E T H:

    WHEREAS, on December 12, 1996, the Shareholders (the "Shareholders") of the Company and the Board of Directors of the Company (the "Board") unanimously adopted and authorized the Shearwater Polymers, Inc. 1996 Nonqualified Stock Option Plan (the "Plan"); and

    WHEREAS, on May 28, 1998, the Board adopted the first Amendment to the Plan (the "First Amendment");

    WHEREAS, according to Section 9.1 of the Plan, the Board, with the approval of the shareholders of the Company, is empowered to amend the Plan to increase the total number of shares of common stock of the Company (the "Stock") subject to the Plan; and

    WHEREAS, the Board and the shareholders now deem it advisable to further amend the Plan to increase the total number of shares of Stock subject to the Plan.

    NOW, THEREFORE, the Plan is hereby amended, as of the Effective Date, as follows:

    Section 1.  Definitions.  Except as provided herein, all definitions of terms contained in the Plan are incorporated herein by reference.

    Section 2.  Amendment of Section 5.1.  The first sentence of Section 5.1 of the Plan is hereby amended and restated in its entirety as follows:

The number of shares of Stock which may be issued and sold hereunder shall not exceed 300,000 shares of Stock, subject to adjustment pursuant to the provisions of Section 5.3 hereof.

    Section 3.  Confirmation of Plan.  All the terms, covenants, and conditions of the Plan, as amended by the First Amendment and as amended hereby, are hereby in all respects ratified and confirmed, and the Plan as so amended shall continue in full force and effect.

    Adopted effective as of the 26th day of February, 2000, by the Shareholders and Board of Directors of Shearwater Polymers, Inc.

SHEARWATER POLYMERS, INC.

/s/ J. MILTON HARRIS
	By:	J. Milton Harris As Its President

ATTEST:

/s/ J. MILTON HARRIS J. Milton Harris As Its Secretary

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SECOND AMENDMENT TO THE 1996 NONQUALIFIED STOCK OPTION PLAN OF SHEARWATER POLYMERS, INC.